FORM OF

MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of February 28, 2015, between The Hartford Mutual Funds II, Inc. (the “Company”), on behalf of The Hartford Municipal Real Return Fund (the “Fund”), and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement; and

WHEREAS, the Company and the Adviser are parties to an Amended and Restated Expense Limitation Agreement, as amended and restated on February 28, 2015 (the “Existing Expense Limitation Agreement”); and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund in addition to the Existing Expense Limitation Agreement;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.                                      The Adviser hereby agrees to waive for the Fund a portion of its contractual advisory fee in the amount of 0.15%.

2.                                      The fee waiver described in Section 1 above is not subject to recoupment by the Adviser.

3.                                      The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.                                      This Agreement will remain in effect until February 29, 2016.

5.                                      This Agreement may be terminated prior to February 29, 2016 by the Board of Directors of the Company if it deems the termination to be beneficial to the Fund’s shareholders.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS II, INC., on behalf of The Hartford Municipal Real Return Fund

Name:

Title:

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

Name:

Title: